Exhibit 99.1

New Mountain Finance Corporation Announces Extension of Credit Facility with Wells Fargo

Extends Maturity Three Years to 2019

Combines Existing Wells Fargo Credit Facilities

NEW YORK—(BUSINESS WIRE)— December 23, 2014— On December 18, 2014, New Mountain Finance Corporation (the “Company”) entered into the Second Amended and Restated Loan and Security Agreement (the “New Holdings Credit Facility”), by and among the Company, as the collateral manager, New Mountain Finance Holdings, L.L.C., as the borrower, Wells Fargo Securities, LLC, as the administrative agent, and Wells Fargo Bank, National Association (“Wells Fargo”), as the lender and collateral custodian.

The New Holdings Credit Facility combines and replaces the two previously existing credit facilities with Wells Fargo and extends the maturity by over three years to December 18, 2019.  The maximum amount of revolving borrowings available under the New Holdings Credit Facility is still $495,000,000 and it bears interest at a rate of the London Interbank Offered Rate (“LIBOR”) plus 2.00% per annum for Broadly Syndicated Loans (as defined in the New Holdings Credit Facility) and LIBOR plus 2.75% per annum for all other loans.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition.  Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control.  New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein.  All forward-looking statements speak only as of the time of this press release.

CONTACT:

New Mountain Finance Corporation
David Cordova, (212) 220-3546
Chief Financial Officer and Treasurer